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                                                                  EXHIBIT 11.1

LIBERTY BANCSHARES, INC.
- Statement Re Computation of Earnings Per Share



                                                                 Three Months Ended                           Year Ended
                                                                       March 31,                               December 31,
                                                                 1998               1997                  1997               1996
                                                              ----------         ----------          ----------         ----------
Basic:                                                                                (Dollars in Thousands)

     Average shares outstanding                                  477,060            337,330             393,900            345,000

     Net income                                                      153                 51                 166                 94

     Per share amount                                              $0.32              $0.15               $0.42              $0.27



Diluted:

     Average shares outstanding                                  477,060            337,330             393,900            345,000

     Net effect of dilutive stock options -                        3,270              1,165               2,831              1,123
                                                              ----------         ----------          ----------         ----------

     Diluted shares                                              480,330            338,495             396,731            346,123

     Net income                                                      153                 51                 166                 94

     Per share amount                                              $0.32              $0.15               $0.42              $0.27